State of Texas
County of Dallas;

Know All Men By
These Presents;

MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective this 1st day of November 2015, by and between US Assets, Inc., hereinafter called the "Owner or Purchaser", and FP Management, LLC, hereinafter called the "Operator" and shall become effective as of the 1st day of December 2015 and shall continue until the 1st day of November, 2020, hereinafter called the "Expiration Date", unless renewed or sooner terminated pursuant to the provisions herein.

WITNESSETH:

WHEREAS, Owner owns or holds mortgages on certain improved real property or, hereinafter called "Premises", which is described on Exhibit A attached hereto and incorporated by reference as if copied verbatim; and

WHEREAS, Owner desires to obtain the services of Operator for the purposes of managing and operation or servicing of the Premises and Operator desires to render such services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, Owner and Operator agree as follows:

ARTICLE I
Professional Management Standards

1.01 The operator as a party to this Agreement agrees to exert his best efforts in managing the Premises, to personally supervise his employees to whom duties under this Agreement may be delegated, and to exercise the highest degree of professional skill and competence in order to provide the Owner with the maximum economic return consistent with proper management.

ARTICLE II
Duties With Respect to Leasing and Tenants

2.01 The Operator hereby accepts the following responsibility, authority, and duties as to renting and leasing the Premises:

2.011 Best Efforts. Use all reasonable efforts to keep the Premises rented by procuring tenants for the Promises and negotiating and executing on behalf of the Owner all leases for space in the Premises, provided, however, that the Operator shall not execute any lease in excess of one (1) year without securing the prior written consent of the Owner.

2.012 Brokerage. The Owner agrees that the Operator shall act as the Owner's exclusive agent in managing, operating, leasing, and renting the Premises and expressly grants the Operator the right to cooperate with outside brokers and agents in the securing of tenants for vacant space within the Premises. In the event Operator utilizes outside brokers or agents to aid in leasing, any expense incurred shall be the Operator's responsibility as to their compensation.

2.013 Advertising. To advertise the availability of rental or lease space by the full use of appropriate media communications, such as newspapers, by the display of signs on the Premises, and by the use of floor plans, solicitation aids, and economic surveys as are appropriate to market available rental or lease space. Owner agrees to provide to Operator with any and all pertinent information on the Premises, including but not limited to, floor plans, and brochures, to aid in the marketing of said Premises.

2.014 Advertising Charges. To charge all expenses of advertising under subparagraph 2.013 above to owners account to be reimbursed by the Owner as an operating expenses. Operator shall use his best efforts to utilize the most beneficial methods of advertising in order to achieve optimum results. Any signage utilized in leasing of said Premises shall be the property of Operator, provided said signage pertains to operators company and not the Premises.

2.015 Credit Check. To conduct such investigation of the financial responsibility, moral character, and general reputation of prospective tenants as is necessary and reasonable to protect the Owner against financial loss and for the protection of the Premises, and to obtain credit reports as to prospective tenants, with the cost thereof being treated as an operating expense of the Premises to be borne by the Owner or prospective tenant, if applicable.

2.016 Duties. To serve notices to vacate the premises when the Operator deems such notices necessary, to bring any legal action or proceeding to recover possession of rented or leased premises, to compromise and settle such lawsuits in the best judgment of Operator, to incur collection fees, costs, and legal fees, and to charge such expenses to the Owner as operating expenses of the Property. Operator shall, when reasonable, attempt to handle any proceeding itself, however, when Operator so deems that additional assistance is required, Operator shall employ such assistance and charge such expense to the owner as operating expenses of the Premises.

2.017 Security Deposits. To determine the necessity for securing deposits, which determination shall be left to the sole discretion of the Operator as to each tenant's lease. The Operator will collect, deposit and disburse security agreements in accordance with the terms of each lease, as required. The amount of each security deposit will be determined at the discretion of Operator. Security deposits will be deposited by the Operator in an account, separate from all other accounts and funds, with a bank or other financial institution whose deposits are insured by an agency of the United States Government. This account will be carried in the Operator's name and may be designated as a Security Deposit or Special Account. Interest, if any, accrued by said monies within the Account, shall accrue to the benefit of the Operator who shall pay any expenses on said Account. Operator shall have the sole responsibility to determine whether any monies shall be withheld from said security deposit of tenant and return any monies to tenant within the proscribed time periods. Any penalty incurred by Operator's delay shall be Operator's responsibility.

2.018 Operating Account. To collect when due all rents, charges, and other amounts receivable on the Owner's account, in connection with the management and operation of the Premises. Such receipts (except for tenants' security deposits, which will be handled as specified in subparagraph 2.017, above) will be deposited by the Operator in an operating account, separate from other accounts and funds not associated with the operation of similar properties, with a bank or financial institution whose deposits are insured by an agency of the United States Government and maintained in accordance with Article 4.012. This account will be carried in the Operator's name and may be designated a Operating Account. Interest, if any, accrued by said monies within the Account, shall accrue to the benefit of the Operator who shall pay any expenses on said Account.

2.019 Rental. To rent and lease all rental and lease space in accordance with the terms and conditions of this Agreement or on the terms and conditions as may be provided in writing by the Owner from time to time. Unless otherwise specified in writing by owner, Operator shall determine the amount of said rental and lease rates pursuant to the prevailing market conditions for property similar to said Premises. It shall be Operator's sole discretion to increase or decrease rental rates or offer concessions, if applicable.

ARTICLE III
Operation and Maintenance

3.01 The Owner gives the Operator and the Operator hereby accepts, the following responsibility, authority, and powers regarding the Premises:

3.011 Condition. The Operator will cause the Premises to be maintained and repaired in accordance with sound management policies and local codes, and in a condition at all times acceptable to the Owner. Such maintenance and repair shall include without limitation, cleaning, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance and repair work as may be necessary, subject to any limitations imposed by the Owner in addition to those contained herein. Any condition or limitations owner may have shall be provided to the Operator from time to time in writing.

3.0111 Maintenance. Special attention will be given to preventive maintenance, and to the greatest extent feasible, the services of regular maintenance employees or companies will be used. Operator shall utilize its own maintenance program and in its sole discretion, unless otherwise stipulated by Owner in writing, effectuate the necessary repairs and maintenance in accordance with this Agreement.

3.0112 Contractors. The Operator may contract with qualified independent contractors for the maintenance and repair of air-conditioning and heating systems, plumbing, electrical, cleaning and for other repairs and upkeep of regular maintenance.

3.0113 Repairs. The Operator will systematically and promptly receive and investigate all service requests from tenants, take such action thereon as may be justified, and will keep records of the same. Emergency requests will be received and serviced on a twenty-four (24) hour basis. Any expense incurred by Operator shall be charged to Owner as an operating expense. Complaints of a serious nature will be reported to the Owner after investigation.

3.0114 Materials. The Operator is authorized to purchase all materials, equipment, tools, appliances, supplies, and services necessary for proper maintenance and repair of the Premises and to charge said costs to Owner as an operating expense.

3.0115 Repair Approval. Notwithstanding any of the foregoing provisions, the prior approval of the Owner will be required for an expenditure which exceeds $2000.00 in any one instance for labor, materials, or otherwise in connection with the maintenance and repair of the Premises, except for recurring expenses within the limits of the operating budget or emergency repairs involving manifest danger to persons or property, or required to avoid suspension of any necessary service to the Premises. In the latter event, the Operator will inform the Owner of the facts as promptly as possible.

3.0116 Records. The Operator shall maintain accurate, complete, and separate records in accordance with generally accepted accounting standards and procedures, showing income and expenditures relating to the operation of the Premises, and from which accounts payable and accounts receivable, available cash, and other assets and liabilities pertaining to the Premises can be readily identified and the amounts thereof determined at any time. The Owner shall have the right at any reasonable time through his attorney or accountant or other representative, or in person, to inspect the records kept by the Operator pertaining to the Premises, including, without limitation, all checks, bills, invoices, statements, vouchers, cash receipts, correspondence, and all other records dealing with the management of the Premises; and the Owner shall have the further right to have an audit made of all account books and records pertaining to the management of the Premises. The preparation of the Owner's income tax return is the responsibility of the Owner, but the Operator agrees that the records and reports on the Premises furnished the Owner by the Operator shall set forth all data required and shall be otherwise sufficient for the preparation of the Owner's income tax return.

In addition to the other requirements specified in this Agreement, the Operator will have the following responsibilities with respect to records and reports:

3.012 Balance Sheet. Within not more than ninety (90) days after the close of each calendar year, the Operator shall furnish to the Owner's a year ending balance sheet for the Premises and a full and detailed financial report on the business operations of the Premises for and during the preceding year.

3.0121 Additional Reports. The Operator will furnish such information (including occupancy reports) as may be requested by the Owner from time to time with respect to the financial, physical, or operational condition of the Premises.

3.013 Financial Statements. To furnish every three (3) months to the Owner a detailed statement of all receipts and disbursements for each such period, such statement to be furnished on or before the 20th day preceding each third (3rd) consecutive month. Such statement shall show the status of collections and shall be supported by vouchers, duplicate invoices, and similar documentation covering all items of income and expense, which shall be kept in the Operator's office and be available for inspection of the Owner's representatives at all reasonable times. The Operator shall also furnish a tri-monthly operating statement showing the income and expense for the three (3) month period and year to date and for the same portion of the preceding year. If this report is prepared by a computer, Owner shall pay the fee charge Operator for the use of the computer. Operator shall be under no obUSation to advance funds on behalf of Owner, but in the event disbursements are in excess of the rents collected, Owner agrees to pay such excess promptly within a reasonable period of time. Operator may, at Operator's discretion, provide owner before the 10th day preceding each consecutive month.

3.014 Governmental Requirements. To comply with all building codes, zoning, and licensing requirements, and other requirements of federal, state, county, or municipal authorities having jurisdiction over the Premises, with the exception that the Operator must notify the Owner promptly of all written orders and notices received by the Operator from the above authorities regarding such requirements. The Operator may, with the prior written consent of the Owner, appeal from any requirement imposed by the above authorities where the Operator considers such requirement unwarranted or unreasonable and may, with or without an appeal, compromise or settle any dispute regarding any requirement imposed by the above authorities at Owner's expense.

3.015 Utilities. To contract on behalf of the Owner for water, gas, electricity, extermination, laundry facilities, television cable, telephone service, vending and other services and commodities necessary in the operation and maintenance of the Premises provided that no contract for any such item involving an expenditure in excess of $500.00 shall be made by the Operator without the written approval of the Owner. Any income derived from use of said facilities shall be included in the monthly income provided to Owner and shall be included in the determination of Operator's fee.

ARTICLE IV
Collection and Disbursement of Revenue

4.01 The Operator shall have the following authority and duties as to the collection and disbursement of revenues from the Premises:

4.011 **Best Efforts.** To use best efforts to collect all rents and revenues from the Premises.

4.012 **Operating Payments.** Pursuant to Articles 2.017 and 2.018, all monies collected from the Properties shall be deposited not later than the fifth banking day following the day of receipt, and to withdraw from this account any and all payments that the Operator must make to discharge the Operator's responsibilities and duties incurred under this Agreement, and to make payment to himself of the Operator's fees and commissions, which are subject to any and all limitations contained in this Agreement. At the end of each month or each accounting period, whichever is applicable, Operator shall prepare the operating statement as provided for in 3.013. Concluding the disbursement of all funds necessary for the operation of said Premises for that accounting period, including Operators fees and commissions, Operator shall reimburse Owner any remaining funds which exist for the Property pursuant to the guidelines as set forth in this Agreement.

4.013 **Operating Costs.** To disperse all sums otherwise due and payable by the Owner as expenses of the Properties authorized to be incurred by the Operator under the terms of this Agreement, including compensation payable to the Operator.

4.014 **Controls.** To organize and maintain a system of controls designed to assure the authenticity of bills, invoices, and statements charged and paid, and in carrying out this responsibility, the Operator shall authorize all purchases and the hiring of services as to the Properties only by supervisory personnel at the Operator's office.

4.015 **Disbursements.** In the event Operator determines that additional monies will be required to operate said Properties, Operator shall estimate the cash requirements for a period of three (3) months in advance and the Owner shall be deposited in the Operating Account. The Operator will inform the Owner if at any time insufficient funds exist in the Account and the Owner will then remit to the Operator sufficient funds to cover the deficiency. In no event will the Operator be required to use its own funds to pay such disbursements.

4.0151 **Mortgage Payment.** The single aggregate payment required to be made monthly by the Owner to any Mortgagee, including the amounts due under the mortgage for principal amortization, interest, mortgage insurance premium, ground rents, taxes and assessments, and fire and other hazard insurance premiums, if any.

4.016 **Owner Control.** Except for the disbursements mentioned in subparagraph 4.012 above, funds will be disbursed or transferred from the Operating Account only as the Owner may from time to time direct in writing.

ARTICLE V
Insurance Coverage

5.01 In the event of casualty loss and the necessity for repair occurs, and Owner elects to make said repairs, Operator shall aid Owners insurance company in assessing any damage to the premises. In the event repairs are necessary, Owner shall provide the necessary funds as supported by contractor estimates or bids within ten (10) days from the date of submittal of said estimates, or within 5 days from the date insurance proceeds are dispersed to aid Operator in effectuating repairs on said Premises in a timely fashion.

ARTICLE VI
Legal and Accounting Services

6.01 The Operator shall refer matters requiring legal or accounting services to qualified professionals approved by Owner and shall charge the fees for such services to the Owner's account as an operating expense of the Properties.

ARTICLE VII
Employees

7.01 All personnel of the Operator's company will be employed by the Operator and not the Owner and will be paid, hired, supervised and discharged by the Operator. All other personnel or independent contractors shall be deemed to be employees of Owner and their services shall be compensated from the Operating Account or in accordance with this Agreement. Any agreement entered into by Operator with independent contractors shall be done so on the basis of Operator as Agent for Owner.

ARTICLE VIII
Compensation for Managerial Services

8.01 In consideration for the services to be rendered to the Owner by the Operator under this Agreement, the Owner agrees to pay the Operator as follows:

(a). In consideration for the services to be rendered to the Owner by the Operator under this Agreement, the Owner agrees to pay the Operator Ten percent (15%) of the gross revenues from the Premises actually collected, deducted monthly.

(1) The Operator shall be entitled to a commission of 100% of one month's rent on the leasing or renting of space within the Premises (8-1/3% of the yearly rent or pro-rata percent thereof). In the event tenant moves within 90 days of the effective date of the lease, Operator shall refund to Owner 50% of said commission paid to Operator. The Operator shall be entitled to the same commission on the renewal or extension of any lease. Said commission shall become due and payable as of the date of execution of said lease and shall be paid in full pursuant to the terms of this Agreement or otherwise as Operator shall specify in writing. Any late fees, service charges, NSF charges, or other similar fees collected in addition to the tenant's rental rates and other income as specified in 3.015 shall be considered part of operator's managerial fee and expenses in collection thereof.

(2) The Operator shall be entitled to a commission not to exceed 6% or 100% of the down payment received should the property be sold either as a Rent to Own or full owner financed mortgage sale. In the event Buyer or prospective Buyer moves within 90 days of the effective date of the lease, Operator shall refund to Owner 50% of said commission paid to Operator. The Operator shall be entitled to the same commission on the renewal or extension of any lease. Said commission shall become due and payable as of the date of closing of said transaction and shall be paid in full pursuant to the terms of this Agreement or otherwise as Operator shall specify in writing. Any late fees, service charges, NSF charges, or other similar fees collected in addition to the tenant's rental rates and other income as specified in 3.015 shall be considered part of operator's managerial fee and expenses in collection thereof

(b). Owner agrees to pay the Operator any other costs or fees associated in the day to day management of the properties including, but not limited to directly related charges for travel and lodging for properties located outside of Dallas and Tarrant Counties for the inspection, repair supervision, marketing or other matters relating to the properties.

Any late fees, service charges, NSF charges, or other similar fees collected in addition to the tenant's rental rates and other income as specified in 3.015 shall be considered part of operator's managerial fee and expenses in collection thereof.

ARTICLE IX
Other Forms of Compensation Prohibited

9.01 The compensation set forth in Article 8.01 is to be paid in consideration of all services to be rendered by the Operator and all of its employees, and no disbursements shall be made under this Agreement by which managerial expenses are reimbursed by treating such reimbursement as an operation expense of the Premises. Expenses of office overhead of the Operator, whether or not allocable to services rendered in the management of the Premises, are to be treated as provided for in Article 8.01. All rebates, discounts, or commissions collected by the Operator, or credited to the Operator's use, which relate to the purchasing of supplies or the rendering of services for the Premises, shall be disclosed fully to the Owner, and that part of any rebate, discount, or commission that is allocable to the purchasing of supplies or the rendering of services for the Premises shall be credited to the Operator's account. For the purposes of this paragraph, all rebates, discounts, or commissions relating solely to managerial overhead expenses need not be disclosed to the Owner and need not be allocated in part to the Owner's account.

ARTICLE X
Budgets

10.01 If requested in writing by Owner, Operator shall prepare an annual operating budget for the Premises to be submitted to the Owner. Except as permitted under subsection 4.01 above, annual disbursements for each type of operating expenses itemized in the budget will not exceed the amount authorized by the approved budget. In addition to preparation and submission of a recommended operating budget for the initial fiscal year, the Operator will prepare a recommended operating budget for each subsequent fiscal year beginning during the term of this Agreement, and will submit the same to the Owner at least thirty (30) days before the beginning of the fiscal year. The Owner will promptly inform the Operator of changes, if any, incorporated in the approved budget, and the Operator will keep the Owner informed of any anticipated deviation from the receipts or disbursements stated in the approved budget.

ARTICLE XI
Renewals

11.01 Unless written notice of expiration from either party is received thirty (30) days before the expiration date of this Agreement, the Agreement shall be automatically renewed, under the same terms and conditions contained herein, for another period of equal time as the prior period and the same notice and renewal terms shall apply to each renewed period. A notice by one party of renewal of this Agreement that is received thirty (30) days before the expiration date and that changes the terms and conditions herein contained shall be treated as a notice of expiration unless the other party accepts in writing the changes in the terms and conditions fifteen (15) days before the expiration date of this Agreement.

ARTICLE XII
Written Notice of Termination

12.01 Either the Owner or the Operator, after this Agreement has been in effect for ninety (90) days, may elect to terminate this Agreement at the close of business on the last calendar day of any month by giving written notice of termination to the other party not less than sixty (60) days prior to such termination of this Agreement. However, in the event of the death, incapacity, insolvency or declaration of bankruptcy of the Operator and at the Operator's sole discretion, this Agreement may be terminated by delivering thirty (30) days prior written notice to the Owner in accordance with the terms of this Agreement.

ARTICLE XIII
Termination by Sale

13.01 The Owner shall notify the Operator at least thirty (30) days before an anticipated transfer of title to the Properties. On such transfer, this Agreement shall terminate.

ARTICLE XIV
Termination Fee

14.01 If this Agreement is terminated by any act on the part of the Owner, other than Operator's malfeasance, the Operator shall be entitled to a termination fee of $2000 per Property. This Agreement shall terminate as to each Mortgage sold or in the event a property is foreclosed upon due to the bankruptcy.

ARTICLE XV
Effect of Termination

15.01 On termination of this Agreement, it is agreed by both the Owner and the Operator:

(a) That all records in the possession of the Operator pertaining to the operation of the Property, together with all supplies or other items of property owned by the Owner and in the Operator's possession, shall be forthwith delivered to the Owner.

(b) That the Operator's right to compensation, other than for any termination fee allowable under this Agreement, shall immediately cease, but the Operator shall be entitled to be compensated for services rendered hereunder prior to the date of termination.

(c) That the agency here by created shall immediately cease, and the Operator shall have no further right and authority to act for the Owner.

SECTION XVI
Mailing and Notice Requirements

16.01 All notices and periodic statements required under this Agreement shall be in writing, and all notices and periodic statements shall be either (a) delivered by registered or certified mail, postage prepaid, and return receipt requested; or (b) delivered in person. A telegraphic communication shall be deemed a notice in writing. Notices or periodic statements shall be deemed communicated as of deposit in the United States Mail, delivery to the telegraph company, are on personal delivery. Notices and periodic statements shall be addressed as follows:

OWNER	**OPERATOR**
1910 Pacific. Ste 17060	1795 Northwest Highway
Dallas, Texas 75201	Garland, Texas 75041

SECTION XVII
Miscellaneous Provisions

Texas Law to Apply

17.01 This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obUSations of the parties created hereunder are performable in Dallas County, Texas.

Parties Bound

17.02 This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns except as otherwise expressly provided herein.

Legal Construction

17.03 In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Prior Agreements Superseded

17.04 This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

Attorney's Fees

17.05 If any action at law or in equity, including an action for declaratory relief is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party, which fees may be set by the court in the retrial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

Specific Performance

17.06 The parties here by declare that it is impossible to measure in money the damages which will accrue to a party hereto, his heirs, executors, administrators, legal representatives, successors, or assigns by reason of a failure to perform any of the obUSations under this Agreement. Therefore, if a party hereto, his heirs, executors, administrators, legal representatives, successors, or assigns shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceedings are brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement.

Counterparts, One Agreement

17.07 This Agreement and all other copies of this Agreement, insofar as they relate to the rights, duties, and remedies of the parties, shall be deemed to be one agreement. This Agreement may be executed concurrently in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Time of Essence

17.08 Time is of the essence in this Agreement.

Reporting Suspension

18.01 During the time that the Contract for Deed executed by US Assets, Inc. for the purchase of the properties is outstanding and unpaid, all reporting requirements hereunder are suspended. As each property is taken down, reporting shall begin for each property.

Executed on the day and year first above written in Dallas County, Texas.

MANAGER
FP Management Group, LLC

By: L. Scott Horne
Its: President

OWNER
US Assets, Inc.

By: Jeffery Love
Its: President

EXHIBIT A